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                                                                      Exhibit 99

                                                        [Johnson Controls LOGO]



Contact: Glen L. Ponczak                        For Immediate Release
         Johnson Controls, Inc.                   August 6, 2002
         414-524-2375


          JOHNSON CONTROLS TO ACQUIRE VARTA AUTOMOTIVE BATTERY BUSINESS

         MILWAUKEE, U.S.A. . . .August 6, 2002. . . . Johnson Controls, Inc.,
and VARTA AG today announced an agreement whereby Johnson Controls expects to acquire Varta's Automotive Battery Division, a major European automotive battery manufacturer.
         Johnson Controls will pay Euro 312.5 million for Varta's automotive battery business. The completion of the acquisition, which is anticipated to be slightly accretive to Johnson Controls fiscal 2003 results, is contingent upon receiving customary regulatory approvals. The transaction is targeted to close near the end of the calendar year.
         Johnson Controls said that when the acquisition is complete, it expects to have annualized battery sales of approximately US$1.8 billion with a market leadership position in Europe as well as in the Americas.
         Varta's Automotive Battery Division, headquartered in Hannover, Germany, reported fiscal 2001 sales of Euro 590 million and earnings before interest and taxes (EBIT) of Euro 29 million. It operates six battery assembly plants in Europe located in Austria, Czech Republic, France, Germany and Spain. Varta manufactures automotive batteries for BMW, DaimlerChrysler, Ford, PSA, Volkswagen and other automakers in Europe. The company is also a major supplier to the European independent aftermarket, including customers such as Robert Bosch GmbH, hypermarkets such as Carrefour, and wholesalers.

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                                                     Johnson Controls, Inc
                                                     August 6, 2002
                                                     Page 2


         Varta's research and development efforts include the development of batteries for emerging higher energy, higher power and longer life automotive applications such as dual battery systems, 42-volt electrical systems and battery solutions for hybrid vehicles. The company has programs underway with a number of automakers that focus on lead-acid AGM as well as nickel metal hydride and lithium-ion battery systems.
         "Varta's scale and commitment to technology improvement will enable us to effectively serve the increasing needs of vehicle manufacturers in Europe," said Keith Wandell, president of the Johnson Controls battery business, "and will position us to serve the global requirements of vehicle manufacturers. In the aftermarket, the well-known Varta brand will help us support our growing aftermarket customers."
         "We are very pleased to join with Varta," added Giovanni (John) Fiori, Executive Vice President of Johnson Controls and President, International. "Varta is known for quality and proven product and process technology. Together, our companies have many opportunities to exceed the expectations of our customers."
         "Through the combination of Johnson Controls and Varta we create a leading global player in the battery industry. In an environment characterized by ongoing globalization of our customers and suppliers, this transaction became necessary to secure long-term success." said Dr. Georg Prilhofer, Chairman of the Executive Board of VARTA AG. "Johnson Controls and Varta fit together well not only because of their complementary geographic presence but also because of similar corporate cultures."
         Varta and Johnson Controls have been partners in a South American battery joint venture and in fulfilling Ford Motor Company's original equipment needs in Europe since 1997.
         Varta's Automotive Battery Division is owned by VARTA AG which is 92% owned by a consortium led by DB Investor, a 100% subsidiary of Deutsche Bank AG. The Varta Automotive Battery Division consists of VARTA Automotive GmbH and the 80% majority stake of VARTA AG in VB Autobatterie GmbH. The current 20% stake of Robert Bosch GmbH in VB Autobatterie GmbH will be continued.


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                                                        Johnson Controls, Inc
                                                        August 6, 2002
                                                        Page 3

         Johnson Controls is a U.S.-based supplier of automotive interior systems and facility management and control. It is also a leading automotive battery supplier in North and South America with annualized sales of $1.2 billion. Its original equipment battery customers include DaimlerChrysler, Ford, Honda, Nissan and Toyota. The company supplies private-label aftermarket batteries for Advance Auto, AutoZone, Costco, Interstate Battery System of America, Pep Boys, Sears, Wal-Mart and others.
         The company's European automotive battery presence currently consists of the operations of German manufacturer Hoppecke Automotive, which Johnson Controls purchased in October 2001.
         Johnson Controls offers its customers a full range of lead-acid batteries for the automotive market including traditional flat-plate flooded products as well as both spiral cell and prismatic AGM batteries for 14 or 42 volt electrical systems.

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems and batteries. For nonresidential facilities, Johnson Controls provides building control systems and services, energy management and integrated facility management. Johnson Controls, founded in 1885, has headquarters in Milwaukee, Wisconsin. Its sales for 2001 totaled $18.4 billion. For additional information, visit www.johnsoncontrols.com.

The company has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as "believes," "expects," "anticipates" or similar expressions. For those statements, the company cautions that numerous important factors, including receiving regulatory approvals, completion of the transaction, the acceptance or adoption of certain battery technologies, U.S. dollar exchange rates and those discussed in the company's Form 8-K (dated November 9, 2001), could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.